Exhibit 99.1

MusclePharm Announces Record Breaking Fourth Quarter and Fiscal Year

2020 Financial Results; Primed for Return to Growth

Full Year Gross Margins Improve over 1,900 basis points to 30%

Operating Expenses Decline $6.8 million or over 29%

Plans to Leverage Leading Brand by Entering New Categories to return to Growth

CALABASAS, Calif., March 30, 2021 (GLOBE NEWSWIRE) — MusclePharm Corporation (OTCMKTS: MSLP), a global provider of leading sports nutrition & lifestyle branded nutritional supplements, today reported financial results for the fourth quarter and the fiscal year ended December 31, 2020.

Ryan Drexler, President and Chief Executive Officer, stated, “Despite 2020 being a challenging year due to Covid-19, we executed at the highest level achieving strong results by turning a profit for the first time in our Company’s history. We reduced operating expenses by 29%, expanded our gross margins to over 30% and strategically expanded our omni-channel strategy by increasing penetration with our largest online customers. Our results this year are a testament to the turnaround strategy we set forth two years ago to dramatically restructure MusclePharm and increase our focus on profitability, and I’m incredibly proud of the hard work put forth by the entire MusclePharm team.”

Mr. Drexler continued, “We have one of the strongest brands in the health and fitness industry and are very optimistic that we will continue to turnaround our business in 2021 by focusing on higher margin channels, offering customers products where they prefer to shop, improved cost containment and implementing additional pricing controls. Our Company is well known for providing superior products and we expect new distribution and brand expansion opportunities that will enable us to generate long-term profitable growth.

The following are key financial highlights for the period. Reconciliations of certain GAAP to non-GAAP measures are provided later in this press release.

Fourth Quarter 2020 Compared to Fourth Quarter 2019

●	Revenue, net was $15.1 million compared to $17.4 million.
●	Gross margin improved to 31.7% compared to 14.4%.
●	Net income was $2.8 million compared to a net loss of $(3.5) million.
●	Diluted income per share was $0.06 compared to diluted loss per share of $(0.11).
●	Adjusted EBITDA was $0.9 million compared to negative Adjusted EBITDA of $(2.6) million.

Fiscal Year 2020 Compared to Fiscal Year 2019

●	Revenue, net was $64.4 million compared to $79.7 million.
●	Gross margin improved to 30.4% compared to 10.9%.
●	Net income was $3.2 million compared to a net loss of $(18.9) million.
●	Diluted income per share was $0.08 compared to diluted loss per share of $(0.92).
●	Adjusted EBITDA was $3.3 million compared to negative Adjusted EBITDA of $(14.3) million.

Non-GAAP Financial Measures

Within this press release, the Company makes reference to a non-GAAP financial measure (Adjusted EBITDA), which has a directly comparable GAAP financial measure (net income). EBITDA is defined as net income/(loss) excluding interest, income taxes and depreciation and amortization. Adjusted EBITDA, in addition to those amounts included in EBITDA, is further adjusted for items such as stock-based compensation and gain or loss on disposal of property and equipment and gain on settlement of payables.

EBITDA is provided so that investors have the same financial data that management uses to assess the Company’s operating results with the belief that it will assist the investment community in properly assessing the ongoing performance of the Company for the periods being reported and future periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the Company’s strategy and expansion of its product portfolio. Such forward-looking statements only speak as of the date of this press release and the Company assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, risks relating to consumer spending may decline or that U.S. and global macroeconomic conditions may worsen resulting in reduced demand for the Company’s products, risks relating to changes in consumer preferences away from the Company’s offerings, risks relating to the effectiveness and efficiency of the Company’s advertising campaigns and marketing expenditures, including existing brands and the launch of new brands, which may not result in increased revenue or generate sufficient levels of brand name and program awareness, risks if the Company becomes subject to health or advertising related claims from its customers, competitors or governmental and regulatory bodies, and risks relating to increased competition from other nutrition providers.

For further details and a discussion of these risks and uncertainties, see the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the results of any revisions to the forward-looking statements made in this press release.

About MusclePharm, Inc.

MusclePharm® is an award-winning, worldwide leading sports nutrition & lifestyle company offering branded nutritional supplements. Its portfolio of recognized properties include the MusclePharm® Sport Series, Essentials Series, and recently-launched Natural Series, as well as FitMiss™ – a product line designed specifically for female athletes. MusclePharm® products are available in more than 100 countries globally, with its Combat Protein product lineup being the company’s most popular.

Contact:

John Mills, Managing Partner

ICR, Inc.

646-277-1254

John.Mills@Icrinc.com

MusclePharm Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

	For the Three Months Ended December 31, (Unaudited)		For the Years Ended December 31 (Audited)
	2020	2019	2020	2019
Revenue, net	$15,131	17,418	$64,440	$79,667
Cost of revenue	10,327	14,902	44,831	70,979
Gross profit	4,804	2,516	19,609	8,688
Operating expenses:
Advertising and promotion	145	353	507	2,487
Salaries and benefits	1,437	2,066	6,430	7,910
Selling, general and administrative	1,684	2,134	7,139	9,792
Professional fees	473	823	2,764	3,606
Impairment of operating lease right-of-use assets	-	-	167	—
Total operating expenses	3,739	5,376	17,007	23,795
Income (loss) from operations	1.065	(2,860)	2,602	(15,107)
Other (expense) income:
Loss on settlement of obligations	(8)	-	(95)	(125)
Gain on settlement of payables	1,169	-	1,687	—
Interest and other expense, net	511	(602)	(1,028)	(3,609)
Income (loss) before provision for income taxes	2,737	(3,462)	3,166	(18,841)
Provision (benefit) for income taxes	(83)	(3)	(19)	86
Net income (loss)	$2,820	$(3,459)	$3,185	$(18,927)
Net income (loss) per share, basic	$0.09	$(0.11)	$0.10	$(0.92)
Net income (loss) per share, diluted	$0.06	$(0.11)	$0.08	$(0.92)

Weighted average shares used to compute net income (loss) per share, basic	33,009,244	32,500,459	32,812,462	20,475,313
Weighted average shares used to compute net income (loss) per share, diluted	47,765,617	32,500,459	41,172,461	20,475,313

MusclePharm Corporation

Consolidated Balance Sheets

(AUDITED)

(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash	$2,003	$1,532
Accounts receivable, net	7,488	4,807
Inventory	1,032	4,720
Prepaid expenses and other current assets	1,341	1,104
Total current assets	11,864	12,163
Property and equipment, net	13	216
Intangible assets, net	356	676
Operating lease right-of-use assets	474	1,175
Other assets	295	310
TOTAL ASSETS	$13,002	$14,540
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Obligation under secured borrowing arrangement	$7,098	$4,443
Line of credit	743	4,204
Operating lease liability, current	381	624
Convertible note with a related party, net of discount	2,872	1,287
Accounts payable	14,719	26,178
Accrued and other liabilities	6,194	4,805
Total current liabilities	32,007	41,541
Operating lease liability, long-term	343	723
Other long-term liabilities	5,071	228
Total liabilities	37,421	42,492
Commitments and contingencies
Stockholders’ deficit:
Common stock, par value of $0.001 per share; 100,000,000 shares authorized, 33,980,905 and 33,876,033 shares issued as of December 31, 2020 and December 31, 2019, respectively; 33,105,284 and 33,000,412 shares outstanding as of December 31, 2020 and December 31, 2019, respectively	32	31
Additional paid-in capital	178,261	177,914
Treasury stock, at cost; 875,621 shares	(10,039)	(10,039)
Accumulated other comprehensive loss	—	—
Accumulated deficit	(192,673)	(195,858)
TOTAL STOCKHOLDERS’ DEFICIT	(24,419)	(27,952)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$13,002	$14,540

MusclePharm Corporation

Consolidated Statements of Cash Flows

(AUDITED)

(In thousands)

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,185	$(18,927)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment	145	339
Amortization of intangible assets	320	320
Bad debt expense	172	21
(Gain) loss on disposal of property and equipment	(160)	5
Amortization of debt discount	—	60
Gain on settlement of payables	(1,687)	—
Inventory provision	—	82
Stock-based compensation	144	284
Issuance of common stock to non-employees	204	702
Write off of cumulative translation adjustments	—	175
Impairment of operating lease right-of-use assets	167	—
Changes in operating assets and liabilities:
Accounts receivable	(2,852)	1,444
Inventory	3,687	8,859
Prepaid expenses and other current assets	(39)	(528)
Other assets	549	710
Accounts payable and accrued liabilities	(4,703)	(70)
Net cash used in operating activities	(868)	(6,524)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4)	(13)
Proceeds from disposal of property and equipment	222	—
Net cash provided by (used in) investing activities	218	(13)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	1,243	3,239
Payments on lines of credit	(3,465)	(535)
Proceeds from secured borrowing arrangement, net of reserves	46,377	44,091
Payments on secured borrowing arrangement, net of fees	(43,722)	(40,933)
Repayment of finance lease obligations	—	(120)
Repayment of notes payable	(277)	—
Proceeds from issuance of Paycheck Protection Program loan	965	—
Net cash provided by financing activities	1,121	5,742
Effect of exchange rate changes on cash	—	10
NET CHANGE IN CASH	471	(785)
CASH — BEGINNING OF PERIOD	1,532	2,317
CASH — END OF PERIOD	$2,003	$1,532
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,437	$2,052
Cash paid for taxes	$39	$77
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Property and equipment acquired in conjunction with finance leases	$—	$29
Operating lease right-of-use assets and lease obligations	$—	$2,117
Conversion of related party note through issuance of shares	$—	$18,000

Non-GAAP Adjusted EBITDA

In addition to disclosing financial results calculated in accordance with GAAP, this press release discloses Adjusted EBITDA, which is net loss adjusted for stock-based compensation, gain on settlement of payables, (gain) loss on disposal of property and equipment, interest and other expense, net, depreciation of property and equipment, amortization of intangible assets, provision for doubtful accounts, and (benefit) provision for income taxes.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate period-to-period operating performance, as well as the Company’s ability to meet future working capital requirements. The exclusion of non-cash charges, including stock-based compensation, depreciation and amortization, gain on settlement of payables and impairment of assets, is useful in measuring the Company’s cash available for operations and performance of the Company. Management believes these non-GAAP measures will provide investors with important additional perspectives in evaluating the Company’s ongoing business performance.

The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). The non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income (loss). Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Set forth below are reconciliations of our reported GAAP net income (loss) to Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net income (loss)	$2,820	$(3,459)	$3,185	$(18,927)

Non-GAAP adjustments:
Stock-based compensation	(62)	93	144	284
(Gain) loss on disposal of property and equipment	16	-	(160)	5
Gain on settlement of payables	(1,169)	-	(1,687)	—
Interest and other expense, net	(687)	602	1,028	3,609
Depreciation and amortization of property and equipment	15	70	145	339
Amortization of intangible assets	80	80	320	320
Impairment of operating lease right-of-use assets	-	-	167	—
Bad debt expense	(2)	(20)	172	21
(Benefit) provision for income taxes	(83)	(2)	(19)	86
Adjusted EBITDA	$928	$(2,636)	$3,295	$(14,263)